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                                                                      Exhibit 15


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

We are aware that our report dated June 16, 1998 on our reviews of interim financial information of HEI, Inc. (the Company) for the three- and nine-month periods ended May 30, 1998 and May 31, 1997, and included in the Company's Form 10-QSB for the quarter ended May 30, 1998, is incorporated by reference in the Company's registration statements on Form S-8 (Registration Nos. 33-33322, 33-46928, 33-46929 and 333-49489). Pursuant to Rule 436 (c), under the
Securities Act of 1993, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
July 6, 1998